Exhibit 4.1

SILICON MOTION TECHNOLOGY CORPORATION

2015 INCENTIVE PLAN

Article 1. Establishment, Purpose and Duration

1.1 Establishment. Silicon Motion Technology Corporation, a limited liability company formed under the laws of the Cayman Islands (the “Company”), establishes an incentive compensation plan to be known as the Silicon Motion Technology Corporation 2015 Incentive Plan (as may be amended from time to time, this “Plan”), as set forth in this document.

This Plan permits the grant of Options and RSUs.

This Plan shall become effective upon approval of the Company’s Board of Directors (the “Effective Date”) and shall remain in effect as provided in Section 1.3.

1.2 Purpose. The purpose of this Plan is to provide a means whereby Employees, Directors or Service Providers of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders.

A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees, or serve as Directors or Service Providers of the Company, and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain share ownership, thereby strengthening their concern for the welfare and future development of the Company.

1.3 Duration of this Plan. Unless sooner terminated as provided in this Plan, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted, but any Award previously granted shall remain outstanding in accordance with the terms and conditions of this Plan and such Award’s Award Document.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1 “ADS” means American depositary share, each ADS representing four (4) Shares.

2.2 “Affiliate” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

2.3 “Award” means, individually or collectively, a grant under this Plan of an Option or RSUs subject to the terms and conditions of this Plan.

2.4 “Award Document” means either (a) a written agreement entered into by the Company and a Participant setting forth the terms and conditions applicable to an Award, or (b) a written statement issued by the Company to a Participant describing the terms and conditions of such Award.

2.5 “Board” means the board of directors of the Company.

2.6 “Change in Control” means any of the following events:

(a)	the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company;

(b)	a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation;

(c)	a reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a person or persons different from the persons holding directly or indirectly those securities immediately prior to such merger;

(d)	the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

(e)	the approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company; or

(f)	as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who are members of the Board before the Transaction will cease to constitute a majority of the board of directors of the Company or any successor thereto.

Notwithstanding the foregoing, in no event will a Change in Control be considered to have occurred as a result of: (i) the distribution by the Company to its stockholder(s) of stock in an Affiliate; (ii) the contribution by the Company of some or all of its assets in a transaction governed by Section 351 of the Code; (iii) any inter-company sale or transfer of assets between the Company and any Affiliate thereof; (iv) a dividend distribution by the Company; (v) a loan by the Company to any third party or an Affiliate; (vi) a Transaction, or series of Transactions, after which an Affiliate of the Company before such Transaction or series of Transactions, is either directly or indirectly in control of the Company thereafter; or (vii) if the controlling stockholder is a trust, the acquisition, directly or indirectly, of the beneficial ownership of securities of the Company by any beneficiary of such trust if such beneficiary has a greater than twenty-five percent (25%) interest in such trust, or any descendants, spouse, estate or heirs of any such beneficiary, or a trust established for such beneficiary or for any descendants, spouse or heirs of such beneficiary; and provided further that if it is determined that an Award hereunder is subject to the requirements of Section 409A of the Code and payable upon a Change in Control, the Company will not be deemed to have undergone a Change in Control unless the Company is deemed to have undergone a “change in control event” pursuant to the definition of such term in Section 409A of the Code.

2.7 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

2.8 “Committee” means the compensation committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board.

2.9 “Company” has the meaning set forth in Section 1.1, and any successor thereto as provided in Article 13.

2.10 “Director” means any individual who is a member of the Board.

2.11 “Effective Date” has the meaning set forth in Section 1.1.

2.12 “Employee” means any employee of the Company or an Affiliate.

2.13 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time.

2.14 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.15 “FMV” means a price that is based on the opening, closing, actual, high, low or average selling prices of a Share or an ADS, reported on Nasdaq or other established stock exchange or market upon which the Shares or ADSs are then listed and/or traded on the applicable date, the preceding trading day, the next succeeding trading day or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, if the Shares or ADSs are traded over-the-counter at the time a determination of its FMV is made under this Plan, its FMV shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of a Share or ADS on the most recent date on which Shares or ADSs were publicly traded. In the event Shares or ADSs are not publicly traded at the time a determination of their value is made under this Plan, the determination of their FMV shall be made by the Committee in such manner as it deems appropriate. Such determination(s) of FMV shall be specified in each Award Document and may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement or payout of an Award.

2.16 “Option” means an Award that is granted under Article 6.

2.17 “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.18 “Period of Restriction” means the period when RSUs are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 7.

2.19 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.20 “Plan” has the meaning set forth in Section 1.1.

2.21 “RSU” means an Award, designated as a “restricted share unit”, granted under Article 7.

2.22 “Securities Act” means the U.S. Securities Act of 1933, as amended from time to time.

2.23 “Service Provider” means any individual who serves as a consultant, agent, advisor or independent contractor who renders services to the Company or an Affiliate (a) other than in connection with the offer and sale of the Company’s securities in a capital raising transaction and (b) who does not directly or indirectly promote or maintain a market for the Company’s securities.

2.24 “Share” means an ordinary share of the Company, $0.01 par value per share.

2.25 “Share Authorization” has the meaning set forth in Section 4.1.

Article 3. Administration

3.1 General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents and other individuals, any of whom may be an Employee or Service Provider, and the Committee, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final, binding and conclusive upon the Participants, the Company and all other interested individuals.

3.2 Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Document or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include selecting Award recipients; establishing all Award terms and conditions, including the terms and conditions set forth in Award Documents; granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company; and, subject to Article 11, adopting modifications and amendments to this Plan or any Award Document or adopting sub-plans, including any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company and/or its Affiliates operate.

3.3 Delegation. To the extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers of the Company and/or its Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. Subject to compliance with applicable law, the Committee may, by resolution, authorize one or more officers of the Company to designate Employees to be recipients of Awards.

Article 4. Shares Subject to this Plan and Maximum Awards

4.1 Number of Shares Available for Awards. Subject to adjustment as provided in Section 4.3, the maximum number of Shares available for grant to Participants under this Plan (the “Share Authorization”) shall be an amount equal to [ ],000,000 Shares. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares, treasury shares, or Shares, represented by ADS, purchased on the open market or otherwise, all as determined by the Company from time to time.

4.2 Share Usage. Shares covered by an Award shall only be counted as used to the extent they are actually issued or otherwise delivered. Any Shares related to Awards which terminate by expiration, forfeiture, cancellation or otherwise without the issuance or other delivery of such Shares, are settled in cash in lieu of Shares or are exchanged with the Committee’s permission, prior to the issuance or other delivery of Shares, for Awards not involving Shares, shall be available again for grant under this Plan. In that regard, if Shares issuable upon exercise, vesting or settlement of an Award, or Shares owned by a Participant (which are not subject to any pledge or other security interest), are surrendered or tendered to the Company in payment of the Exercise Price of an Award or any taxes required to be withheld in respect of an Award, in each case, in accordance with the terms and conditions of the Plan and any applicable Award Document, such surrendered or tendered Shares shall again be available for the grant of Awards under the Plan. In addition, Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become Employees, Directors or Service Providers as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company or any Subsidiary shall not be counted against the Share Authorization.

4.3 Adjustments in Authorized Shares. In the event of any corporate event or transaction (including a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number of Shares that may be issued or otherwise delivered under this Plan or under particular forms of Awards, the number of Shares subject to outstanding Awards, the Exercise Price for outstanding Options and other value determinations applicable to outstanding Awards.

Without limiting the generality of Section 3.1, the determination of the Committee as to the foregoing adjustments, if any, shall be final, binding and conclusive upon the Participants, the Company and all other interested individuals.

Article 5. Eligibility and Participation

5.1 Eligibility. Individuals eligible to participate in this Plan include all Employees, Directors and Service Providers.

5.2 Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award.

Article 6. Stock Options

6.1 Grant of Options. Subject to the provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion.

6.2 Award Document. Each Option grant shall be evidenced by an Award Document that shall specify the Exercise Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

6.3 Exercise Price. The Exercise Price for each grant of an Option shall be as determined by the Committee and shall be specified in the Award Document. The Exercise Price shall be: (i) based on one hundred percent (100%) of the FMV of the Shares (i.e. 1/4 of the price of the ADS) on the date of grant, (ii) set at a premium to the FMV of the Shares on the date of grant or (iii) indexed to the FMV of the Shares on the date of grant, with the index determined by the Committee, in its discretion; provided, however, the Exercise Price on the date of grant must be at least equal to the higher of (a) one hundred percent (100%) of the FMV of the Shares on the date of grant and (b) the par value of the Shares. Notwithstanding the foregoing, for any Option that is intended to be exempt from the requirements of Section 409A of the Code, the Exercise Price (even if indexed) can never be less than the FMV on the date of grant.

6.4 Term. Each Option shall expire at such time as the Committee shall determine at the time of its grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for Options granted to Participants outside the United States, the Committee has the authority to grant Options that have a term greater than ten (10) years.

6.5 Exercise of Options. Options shall be exercisable at such times and be subject to such terms and conditions as the Committee shall in each instance approve, which terms and conditions need not be the same for each grant or for each Participant.

6.6 Payment. Options shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance or other delivery of the Shares as to which an Option shall be exercised shall be the payment of the Exercise Price. The Exercise Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate FMV at the time of exercise equal to the Exercise Price (provided that the Shares satisfy conditions, such as minimum holding periods, as determined by the Committee to avoid adverse accounting consequences to the Company); (c) by a combination of (a) and (b); or (d) any other method approved or accepted by the Committee in its sole discretion, including, if the Committee so determines, a cashless (broker-assisted) exercise or a “net exercise” (i.e., by the Company withholding Shares otherwise due to the exercising Participant).

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares.

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including minimum holding period requirements or restrictions under applicable securities laws or the requirements of any stock exchange or market upon which Shares or the ADSs are then listed and/or traded.

6.8 Termination of Employment. Each Participant’s Award Document shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company and/or its Affiliates, as the case may be. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Options, and may reflect distinctions based on the reasons for termination.

6.9 Transferability. Except as otherwise provided in a Participant’s Award Document or otherwise determined at any time by the Committee, no Option may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the Board or Committee may permit further transferability, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability. Further, except as otherwise provided in a Participant’s Award Document or otherwise determined at any time by the Committee, or unless the Board or Committee decides to permit further transferability, all Options granted to a Participant shall be exercisable during his lifetime only by such Participant. With respect to those Options, if any, that are permitted to be transferred to another individual, references in this Plan to exercise or payment of the Exercise Price by the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.

Article 7. Restricted Share Units

7.1 Grant of RSUs. Subject to the provisions of this Plan, the Committee, at any time and from time to time, may grant RSUs to Participants in such amounts as the Committee shall determine.

7.2 Award Document. Each RSU grant shall be evidenced by an Award Document that shall specify the Period(s) of Restriction and such other provisions as the Committee shall determine.

7.3 Transferability. Except as provided in this Plan or an Award Document, the RSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Document (and until the date of delivery or other payment), or upon earlier satisfaction of any other conditions, as specified by the Committee, in its sole discretion, and set forth in the Award Document or otherwise at any time by the Committee. All rights with respect to RSUs granted to a Participant shall be available during his lifetime only to such Participant, except as otherwise provided in an Award Document or at any time by the Committee.

7.4 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any RSUs as it may deem advisable including a requirement that Participants pay a stipulated purchase price for each RSU, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which Shares are then listed and/or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such RSUs.

Except as otherwise provided in this Article 7, RSUs shall be paid in cash, Shares or a combination of cash and Shares, as determined by the Committee in its sole discretion or as specified in the Award Document.

7.5 Voting Rights. A Participant shall have no voting rights with respect to any RSUs.

7.6 Termination of Employment. Each Award Document shall set forth the extent to which the Participant shall have the right to retain RSUs following termination of the Participant’s employment with or provision of services to the Company and/or its Affiliates, as the case may be. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all RSUs, and may reflect distinctions based on the reasons for termination.

Article 8. Dividend Equivalents

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing, in no event will dividend equivalents on any Award which is subject to the achievement of performance goals be payable before the Award has become earned and payable.

Article 9. Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 10. Rights of Participants

10.1 Employment. Nothing in this Plan or an Award Document shall interfere with or limit in any way the right of the Company and/or its Affiliates to terminate any Participant’s employment at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company and/or its Affiliates and, accordingly, subject to Article 3 and Article 11, this Plan and the benefits under this Plan may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company and/or its Affiliates.

10.2 Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

10.3 Rights as a Shareholder. Except as otherwise provided in this Plan, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 11. Amendment, Modification, Suspension and Termination

11.1 Amendment, Modification, Suspension and Termination. Subject to Section 11.3 and applicable law, the Committee may, at any time and from time to time, alter, amend, modify, suspend or terminate this Plan and any Award Document in whole or in part.

11.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including the events described in Section 4.3) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

11.3 Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, no termination, amendment, suspension or modification of this Plan or an Award Document shall adversely affect in any material way any previously granted Award, without the written consent of the Participant holding such Award.

Article 12. Withholding

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Participant any federal, state, or local taxes of any kind required by law to be withheld (i) with respect to the vesting of or other lapse of restrictions applicable to an Award, (ii) upon the issuance of any Shares upon the exercise of an Option, or (iii) otherwise due in connection with an Award. At the time of such vesting, lapse, or exercise, the Participant shall pay to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company or the Affiliate, which may be withheld by the Company or the Affiliate, as the case may be, in its sole discretion, the Participant may elect to satisfy such obligations, or the Company may require such obligations to be satisfied, in whole or in part, (i) by causing the Company or the Affiliate to withhold the minimum required number of Shares otherwise issuable to the Participant as may be necessary to satisfy such withholding obligation or (ii) by delivering to the Company or the Affiliate Shares already owned by the Participant. The Shares so delivered or withheld shall have an aggregate FMV equal to such withholding obligations. The FMV of the Shares used to satisfy such withholding obligation shall be determined by the Company or the Affiliate as of the date that the amount of tax to be withheld is to be determined. A Participant who has made an election pursuant to this Article 12 may satisfy his or her withholding obligation only with Shares that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

Article 13. Successors

All obligations of the Company under this Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 14. Change in Control

14.1 Change in Control of the Company. Notwithstanding any other provision of this Plan to the contrary, the provisions of this Article 14 shall apply in the event of a Change in Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award Document.

Upon a Change in Control, all then-outstanding Options shall become fully vested and exercisable, and all other then-outstanding Awards that vest on the basis of continuous service shall vest in full and be free of restrictions, except to the extent that another Award meeting the requirements of Section 14.2 (a “Replacement Award”) is provided to the Participant pursuant to Section 4.3 to replace such Award (the “Replaced Award”). The treatment of any other Awards shall be as determined by the Committee in connection with the grant thereof, as reflected in the applicable Award Document.

14.2 Replacement Awards. An Award shall meet the conditions of this Section 14.2 (and hence qualify as a Replacement Award) if: (i) it has a value at least equal to the value of the Replaced Award; (ii) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; and (iii) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 14.2 are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

14.3 Termination of Employment. Upon a termination of employment or termination of directorship of a Participant occurring in connection with or during the period of one (1) year after such Change in Control, (i) all Replacement Awards held by the Participant shall become fully vested and (if applicable) exercisable and free of restrictions; provided, however, that if such acceleration would cause penalty taxation under Section 409A of the Code with respect to any Replacement Award, then the Committee may unilaterally delay such acceleration for such time as is sufficient to avoid such penalty, and (ii) all Options held by the Participant immediately before the termination of employment or termination of directorship that the Participant held as of the date of the Change in Control or that constitute Replacement Awards shall remain exercisable for not less than one (1) year following such termination or until the expiration of the stated term of such Option, whichever period is shorter; provided, that if the applicable Award Document provides for a longer period of exercisability, that provision shall control.

Article 15. General Provisions

15.1 Forfeiture Events.

(a)	The Committee may specify in an Award Document that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company and/or Affiliate, violation of material Company and/or Affiliate policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or one or more of its Affiliates.

(b)	Awards shall be subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction, (iii) any compensation recovery policies adopted by the Company to implement any such requirements or (iv) any other compensation recovery policies as may be adopted from time to time by the Company, all to the extent determined by the Committee in its discretion to be applicable to a Participant.

15.2 Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

15.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used in this Plan or in an Award Document also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

15.4 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

15.5 Requirements of Law. The granting of Awards and the issuance or other delivery of Shares under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any applicable governmental agencies or stock exchange or market upon which Shares are then listed and/or traded, as may be required.

15.6 Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued or otherwise delivered under this Plan prior to:

(a) Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b) Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

15.7 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance (or other delivery) and sale of any Shares under this Plan, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15.8 Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

15.9 Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on an uncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange or market upon which Shares are then listed and/or traded.

15.10 Unfunded Plan. Participants shall have no right, title or interest whatsoever in or to any investments that the Company and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other individual. To the extent that any person acquires a right to receive payments from the Company and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or an Affiliate, as the case may be. All payments to be made under this Plan shall be paid from the general funds of the Company or an Affiliate, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to ensure payment of such amounts except as expressly set forth in this Plan.

15.11 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards or other property shall be issued, delivered or otherwise paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

15.12 Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

15.13 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair or otherwise affect the Company’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or an Affiliate to take any action which such entity deems to be necessary or appropriate.

15.14 Governing Law. This Plan and each Award Document shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Document, any dispute or controversy which may arise in connection with this Plan or any related Award Document will be resolved and finally settled by binding arbitration in Taiwan (Republic of China) in accordance with the International Chamber of Commerce arbitration rules and procedures in force at the commencement of the proceedings. The parties undertake to abide by and to comply with the arbitration award.

15.15 Section 409A. The Plan is intended to comply with Section 409Aof the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409Aof the Code shall not be treated as deferred compensation unless applicable laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409Aof the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s separation from service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty